SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   February 27, 2009

MEGA MEDIA GROUP, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	000-28881	88-0403762
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

1122 Coney Island Avenue
Brooklyn, NY 11230
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(718) 947-1100
 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On February 27, 2009, Mega Media Group, Inc. (“we” or the “Company”) and Aleksandr Shvarts, President and CEO of the Company (collectively, the “Third-Party Defendants”), were served with a third-party summons and counterclaim filed by Eric Schwartz, the original defendant (the “Third-Party Plaintiff”).  The counterclaim is grounded in the Third-Party Defendants’ failure to repay certain loan agreement. The Third-Party Plaintiff alleged: (i) fraudulent representations against the Third-Party Defendants stemming from alleged representations that common stock of the Company will be issued to plaintiff when the Company becomes a public company and said shares of common stock will satisfy the amount owed under the loan agreement, and (ii) that the Company has been unjustly enriched in the amount of not less than $425,000 by virtue of its receipt of $425,000 from plaintiff. The case was filed in the Supreme Court of the State of New York, County of New York. The Third-Party Plaintiff seeks indemnification of not less than $1,000,000 from the fraudulent representations and not less than $425,000 plus accrued interest because of unjustified enrichment, all in the sum of not less than $1,425,000.

The Company and Mr. Shvarts deny the allegations made in the counterclaim and intend to vigorously contest the allegations. We have retained Nesenoff & Miltenberg, LLP as our legal counsel in this matter.

On March 16, 2009, the Company (the “Defendant”), was served with a summons and complaint filed by Golden State Equity Investors, Inc., a California corporation (the “Plaintiff”).  The complaint is grounded in the Defendant’s breach of certain investment agreements by failing and refusing to (i) pay to Plaintiff the interest prepayment required under the terms of certain debenture, and (ii) deliver shares of common stock of the Defendant in connection with a conversion of the debenture. The case was filed in the Superior Court of the State of California, County of San Diego. The Plaintiff seeks $511,966.53 plus accrued interest for the cause of action stated above, and costs of suit including reasonable attorneys’ fees.

We deny the allegations made in the complaint and are in the process of retaining legal counsel to represent us in this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MEGA MEDIA GROUP, INC.
Dated: March 16, 2009
By: /s/ Alex Shvarts
Alex Shvarts President and Director